Exhibit 99.1

Quantum Technologies Reports Fiscal 2009 Second Quarter Financial Results

IRVINE, Calif., December 10, 2008 /PRNewswire-FirstCall/ — Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles and applications including hybrid, plug-in hybrid, hydrogen, and alternative fuel vehicles, today reported results for the three and six month periods ended October 31, 2008. Conference call information is provided below.

Second Quarter Operating Results

Total revenue in the second quarter of fiscal 2009 was $7.4 million compared to $6.2 million in the second quarter of fiscal 2008, a net increase of 19%. The increase in consolidated net revenue was due to higher development program revenues, partially offset by lower product sales. The Company’s consolidated operating loss decreased from $4.6 million in the second quarter of fiscal 2008 to $2.7 million in the second quarter of fiscal 2009. The decrease was primarily due to the higher revenue base and in part to a gain recognized during the second quarter of fiscal 2009 in the Quantum Fuel Systems segment related to an insurance settlement associated with facility damages and costs stemming from a flooding incident occurring in September 2007.

The Quantum Fuel Systems operating segment loss decreased $1.9 million, or 95%, from $2.0 million in the second quarter of fiscal 2008 to $0.1 million in the second quarter of fiscal 2009. Corporate segment expenses increased $0.1 million, from $2.5 million in the second quarter of fiscal 2008 to $2.6 million in the second quarter of fiscal 2009. The shared-based compensation expense related to FAS 123R was $0.5 million and depreciation and amortization expense was $0.9 million during the second quarter of fiscal 2009.

Contract revenue for the Quantum Fuel Systems segment increased $4.1 million, or 141%, from $2.9 million in the second quarter of fiscal 2008 to $7.0 million in the second quarter of fiscal 2009. The increase was primarily due to higher development program revenues related to development of the “Q Drive” powertrain system for the Company’s affiliate – Fisker Automotive. Other hybrid and plug-in hybrid development programs, military programs and other advanced propulsion system development programs were comparable for the second quarter of fiscal 2008 and 2009. Product sales for the Quantum Fuel Systems segment decreased $2.9 million, or 88%, from $3.3 million in the second quarter of fiscal 2008 to $0.4 million in the second quarter of fiscal 2009. The decrease was primarily the result of the completion of the GM Equinox program which occurred in the fourth quarter of fiscal 2008.

Asola, Quantum’s German solar affiliate, recorded in equity in earnings of affiliates, had revenues of approximately $15.5 million and net income of $0.7 million during the second quarter of fiscal 2009.

Other income during the quarter ended October 31, 2008 related to the recognition of a life insurance claim resulting from the death of Quantum’s Chief Operating Officer who had been on medical leave since December 2007.

The Tecstar Automotive Group business segment ceased operations on January 16, 2008 upon transfer of substantially all of its assets to an affiliate of our lender. Accordingly, the activities of the Tecstar Automotive Group reporting segment are reported as discontinued operations for the three and six month periods ending October 31, 2007.

The Company’s net loss from continuing operations decreased from $4.6 million, or $0.06 a share, in the second quarter of fiscal 2008 to $1.3 million, or $0.01 a share, in the second quarter of fiscal 2009. The Company’s net loss decreased from $12.1 million, or $0.15 a share, in the second quarter of fiscal 2008 to $1.3 million, or $0.01 a share, in the second quarter of fiscal 2009.

Six Month Results

For the six month period ended October 31, 2008, the Company reported revenues of $11.1 million compared to revenues of $9.7 million for the six month period ended October 31, 2007. Contract revenues increased $5.5 million, or 110%, from $5.0 million in the first half of fiscal 2008 to $10.5 million in the first half of fiscal 2009. The increase was due primarily to an increased level of system development and application engineering of our hybrid propulsion systems under funded automotive OEM contracts, and other funded contract work with the United States military and other government agencies. The operating loss for the Quantum Fuel Systems segment decreased $1.5 million, or 31%, from $4.9 million in first half of fiscal 2008 to $3.4 million in the first half of fiscal 2009.

Corporate segment expenses increased $0.1 million from $5.4 million in the first half of fiscal 2008 to $5.5 million in the first half of fiscal 2009. Corporate segment expenses reflect the general and administrative expenses that indirectly support our ongoing Quantum Fuel Systems operating segment and our anticipated future operating segments. Corporate segment expenses consist primarily of personnel costs, share-based compensation costs, and related general and administrative costs for executive, finance, legal, human resources, investor relations and our board of directors. Included in operating expenses are $1.5 million and $1.1 million of share-based compensation for the first half of fiscal 2008 and 2009, respectively.

The Company’s consolidated operating loss decreased from $10.3 million in the first half of fiscal 2008 to $8.9 million in the first half of fiscal 2009. During the first half of fiscal 2009, depreciation and amortization expense was $1.8 million. Cash used from operations during the first half of fiscal 2009 was $7.6 million which included $3.8 million in prepayments on a solar cell contract.

The May 2008 replacement of the Company’s debt instruments resulted in a total non-cash charge – loss on modification of debt - of $39.8 million which was recorded during the first quarter of fiscal 2009 and is included in loss from continuing operations for the six month period in fiscal 2009. The charge represents the difference between the carrying balance of the notes and the estimated fair values of the notes, as amended, as of the date of such amendment. Since the implied premium totaling $39.8 million is presumed to represent equity in accordance with Accounting Principals Board (APB) 14, “Accounting for Convertible Debt,” the implied premium is recorded as additional paid-in-capital under stockholders’ equity.

The Company’s net loss from continuing operations increased from $10.4 million, or $0.14 a share, in the first half of fiscal 2008 to $48.5 million, or $0.56 a share, in the first half of fiscal 2009. The Company’s net loss decreased from $79.0 million, or $1.05 a share, in the first half of fiscal 2008 to $48.5 million, or $0.56 a share, in the first half of fiscal 2009.

Alan P. Niedzwiecki, President and CEO, stated, “The operating results during the second quarter were positively impacted by strong development program activity, primarily related to the Fisker Karma luxury premium hybrid vehicle program and other customer funded hybrid vehicle development programs. While we remain highly focused on the Fisker Karma program, many opportunities are developing that will allow us to leverage our clean-energy technology portfolio, including electric and hybrid propulsion system technology, natural gas systems, and hydrogen hybrid systems. We continue to make strides through integrating our technologies into vehicle refueling, vehicle recharging and renewable energy applications. We were excited to see the recent legislation allowing for up to a $7,500 credit to purchasers of plug-in hybrid vehicles and are expecting additional legislation in 2009 that will support “green vehicle” and renewable energy technologies.”

Quantum Fuel Systems Technologies Worldwide, Inc.

Condensed Statement of Operations

	Three Months Ended October 31,		Six Months Ended October 31,
	2007	2008	2007	2008
Revenue:
Net product sales	$3,259,890	$384,548	$4,715,273	$598,261
Contract revenue from affiliate	—	4,213,148	—	4,997,441
Contract revenue from non-affiliates	2,916,517	2,806,477	4,970,421	5,539,161

Total revenue	6,176,407	7,404,173	9,685,694	11,134,863
Costs and expenses:
Cost of product sales	2,544,064	422,544	4,135,117	1,076,252
Research and development	3,820,007	6,774,090	7,015,518	11,393,532
Selling, general and administrative	3,944,482	2,451,686	7,992,101	6,699,126
Amortization of intangibles	418,962	414,944	837,732	829,888

Total costs and expenses	10,727,515	10,063,264	19,980,468	19,998,798

Operating loss	(4,551,108)	(2,659,091)	(10,294,774)	(8,863,935)
Interest expense, net	(503,676)	(869,696)	(949,963)	(1,993,968)
Loss on early extinguishment of debt	—	—	—	(39,763,016)
Minority interest in losses of subsidiary	447,826	—	821,448	—
Equity in earnings of affiliates, net	—	182,000	—	121,250
Other income (expense), net	(4,114)	2,000,000	(11,720)	1,999,751

Loss from continuing operations before income taxes	(4,611,072)	(1,346,787)	(10,435,009)	(48,499,918)
Income tax expense	(400)	(400)	(800)	(800)

Net loss from continuing operations	(4,611,472)	(1,347,187)	(10,435,809)	(48,500,718)
Loss from discontinued operations, net of tax effects	(7,525,498)	—	(68,546,731)	—

Net loss	$(12,136,970)	$(1,347,187)	$(78,982,540)	$(48,500,718)

Per share data - basic and diluted:
Loss from continuing operations	$(0.06)	$(0.01)	$(0.14)	$(0.56)
Loss from discontinued operations	(0.09)	—	(0.91)	—

Net loss	$(0.15)	$(0.01)	$(1.05)	$(0.56)

Number of shares used in per share calculation -
basic and diluted	78,552,368	92,070,234	74,951,825	86,005,940

Cash Flow Information for Continuing Operations:
Depreciation and amortization	$938,664	$886,978	$1,822,306	$1,823,055
Net cash used in operating activities	(5,020,851)	(6,158,448)	(11,436,891)	(7,591,367)
Net cash used in investing activities	(3,721,203)	(4,502,204)	(12,883,394)	(8,167,257)
Net cash provided by financing activities	9,086,979	17,224,447	23,196,258	25,310,027

	April 30, 2008	October 31, 2008
Balance Sheet Information:
Cash and cash equivalents	$6,023,715	$15,575,118
Current assets	22,741,528	30,778,726
Property & equipment, net	3,852,566	6,588,656
Goodwill & intangibles, net	37,420,606	36,590,718
Total assets	68,785,620	84,850,231
Current liabilities	21,812,829	36,307,928
Long-term debt	33,623,598	11,041,427
Stockholders’ equity	13,349,193	37,500,876

Financial Results Call Scheduled:

Wednesday December 10, 2008 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

Conference Call Number: (706) 643-3625, ID #77034811

Participants should call this number 5 to 10 minutes prior to the starting time. An operator will check your name and organization and ask you to wait until the call begins.

For those of you unable to join us at this time, a playback of this call will be available via telephone approximately two hours after the call until December 24, 2008 at 1:30 p.m. Pacific time. The number for this service is (800) 642-1687 or (706) 645-9291. The call will also be available on the Company’s Investor Relations web page: http://www.qtww.com/about/investor_information/conference_calls/index.php.

For assistance, please call Elaine Lovre at (206) 315-8242.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s portfolio of technologies includes advanced lithium-ion battery systems, electronic controls, hybrid electric drive systems, hydrogen storage and metering systems, and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, alternative fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information can be found about Quantum’s products and services at www.qtww.com.

Quantum is a member of the Russell 2000(R) and Russell 3000(R) indexes.

Forward-Looking Statements

Statements in this document regarding future financial and operating results, future growth in customers and development programs, the development and commercialization of fuel cell vehicles and hybrids, anticipated legislation, solar and other clean technology opportunities, new or expanded customer contracts, the commitment of OEMs and other entities to the hydrogen economy, future opportunities for Quantum, the disposal of Tecstar and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including but not limited to statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: variations in pricing, engineering and material costs, development costs, other general costs and expenses; our ability to successfully transition into new OEM-level programs and other new model platforms with our OEM customers; costs and potential litigation associated with our acquisitions or the sale or restructure of Tecstar; the ability to retain key personnel; the Company’s ability to successfully execute its business strategies; growth of the alternative fuel and hybrid vehicle markets; the levels of commitment by OEMs, governments and other entities to the commercialization of hybrid vehicles and technologies; our dependence on a concentrated number of customers for a substantial majority of our revenues; the timing of product cycles for our OEM customers; delays in the development of a commercial market for our products; our reliance on a limited number of suppliers for raw materials used in our products; shortages of raw materials; competitive conditions in the industry; business cycles affecting the markets in which the Company conducts business; government support and funding of hydrogen initiatives; and economic conditions generally. Additional factors may be found in Quantum’s Form 10-K for the year ended April 30, 2008 and in the other documents filed by Quantum with the Securities and Exchange Commission.

Forward-looking statements are based on the beliefs, opinions, and expectations of the Company’s management as of the date of this press release, and the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

For more information regarding Quantum, please contact:

Investor Relations

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

Investor and Public Relations

RedChip Companies, Inc.

+1-407-644-4256

Jon Cunningham

1-800-733-2447, Ext. 107

Dave Gentry

1-800-733-2447, Ext. 104

info@redchip.com

http:/www.redchip.com

(C)2008 Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500         Fax 949-399-4600